CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2006, relating to the consolidated financial statements of Westbank Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Westbank Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
August 29, 2006